                                                                  EXHIBIT 99.1

                                  SAYETT GROUP, INC.
                             16 DIGITAL DRIVE, SUITE 202
                            NOVATO, CALIFORNIA 94949-5759



                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



    The 1996 Annual Meeting of Shareholders of Sayett Group, Inc. (the "Company") will be held at the Company's facility at 16 Digital Drive, Suite 202, Novato, California 94949-5759 on Friday, May 17, 1996 at 10:00 a.m. local time, for the following purposes:

1. To elect (6) directors for a term of one (1) year and until their successors have been elected and qualified;

2. To consider and act upon a proposal to amend the Certificate of Incorporation of the Company to change the Company's name to Spatialight, Inc.

3. To consider and act upon a proposal to appoint Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1996.

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Information concerning matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

    Shareholders of record at 5:00 p.m. Eastern Standard Time, on March 29, 1996, are entitled to notice of, and to vote at, the meeting. Each shareholder, even though he or she now plans to attend the meeting, is requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any shareholder present at the meeting may revoke his or her proxy in writing and vote personally on each matter brought before the meeting.

                                  By Order of the Board of Directors


                                  Alan S. Lockwood
                                  Secretary


April 15, 1996


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                                   PROXY STATEMENT
                                          OF
                                  SAYETT GROUP, INC.
                                       FOR THE
                         1996 ANNUAL MEETING OF SHAREHOLDERS



    This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Sayett Group, Inc., a New York corporation having its principal offices at 8 Commercial Boulevard, Suite C, Novato, California 94949-6125 (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company relating to the 1996 Annual Meeting of shareholders (the "Annual Meeting") which will be held at the Company's facilities at 8 Cormmercial Boulevard, Suite C, Novato, California on Friday, May 17, 1996, at 10:00 a.m., local time, and at any and all adjournments of the Annual Meeting. The enclosed proxy, when properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to any vote at the Annual Meeting, a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the six director nominees named herein. Unless a proxy is designated as being voted against, or unless a shareholder designates that the shareholder abstains, with regard to proposals 2 and 3 as set forth in the proxy, a signed proxy will be voted FOR that proposal. This Proxy Statement, together with the accompanying form of proxy, was mailed to shareholders on or about April 15, 1996.

    As of March 29, 1996, the record date for the Annual Meeting, there were 6,353,191 of the Company's common shares, par value $.0l per share (the "Common Shares"), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on March 29, 1996 are entitled to notice of, and to vote at, the Annual Meeting and at any and all adjournments of the Annual Meeting. Each such shareholder is entitled to one vote for each Common Share registered in the name of the shareholder. A majority of the outstanding Common Shares represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, officers and regular employees of the Company, without extra compensation, may solicit proxies personally, by telephone or telegraph. The Company has requested persons holding Common Shares in their names for others or in the names of nominees to forward soliciting material to the beneficial owners of such Common Shares and the Company will, if requested, reimburse such persons for their reasonable expenses in so doing.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of March 29, 1996, the name and address of each director and executive officer who owns shares of Common Stock and each other person known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock and the number of shares owned by all directors and officers of the Company, as a group:

                                                 Amount and Nature of        Percent of
Name and Address Beneficial Owner                Beneficial Ownership (l)     Class (1)
---------------------------------                --------------------         -----
Raymond L. Bauch                                   2,508,769 (7)               38.8%
14 Office Drive Park, Suite 1
Palm Coast, FL 32137

Michael H. Burney                                          0                      0%
424 9th Street
Santa Monica, CA 90402

William E. Hollis                                     46,000 (2)                0.7%
16 Digital Drive #202
Novato, CA 94949-6125

Dean S. Irwin                                              0 (3)                  0%
16 Digital Drive #202
Novato, CA 94949-6125

Edward J. Kelly                                       91,000 (4)                1.4%
126 Wedgewood Drive
Penfield, NY 14526

Alan S. Lockwood                                      15,250                    0.2%
7291 Dennsprt. Lane
Victor, NY 14564

Lawrence J. Matteson                                  10,000 (5)                0.2%
5 Hogan Court
Pittsford, NY 14534

William A. Pakan                                      11,000 (6)                0.2%
1818 Cedar Chase
Akron, OH 44312


                                       2

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Thomas D. Stahl                                            0                      0%
6940 Via Del Oro, Suite 290
San Jose, CA 95119

All directors and officers as a group (9 persons)  2,682,019                   41.5%


NOTE
(1) Unless otherwise indicated below, each director, executive officer and 5% shareholder has sole voting and investment power with respect to all shares beneficially owned.
                          (A)       (B)
(2) W. E. Hollis        15,000    45,000
(3) D. S. Irwin              0    30,000
(4) E. J. Kelly         80,000         0
(5) L. J. Matteson      10,000         0
(6) W. A Pakan          10,000         0

    (A) Shares included which are issuable within 60 days upon exercise of non-qualified stock options.
    (B) Shares excluded which represent non-qualified stock options which are not exercisable within 60 days.

(7) Includes 75,758 shares of Common Stock held by Bauch Associates, L.P., a New York limited partnership of which Mr. Bauch is the sole general partner and his children the limited partners. While Mr. Bauch has voting control over all such shares by virtue of his status as sole general partner, he disclaims any beneficial interest in all but 758 of such shares, representing his 1% interest in the partnership. Also includes 108,169 shares owned by the Raymond L Bauch Foundation for which Mr. Bauch has voting control.


                   DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The directors and officers of the Company were elected at the May 1995 meeting of the Board of Directors. On December 29, 1995, the Company accepted the resignation of Jeffrey B. Spear and Donald C. Bauch in conjunction with the sale of Sayett Technology, Inc. to a company in which they served as principals. Mr. Spear was the Vice President, Treasurer and Chief Financial Officer of Sayett Group and Mr. Donald C. Bauch served as President of Sayett Technology, Inc. until their respective departures. The remaining Officers and Directors have served in their respective capacities since the 1995 Annual Meeting.

Name                    Age       Position
----                    ---       --------
Raymond L. Bauch        51        Director

Michael H. Burney       43        Nominee for Director

Wiffiam E. Hollis       57        President and Chief Executive Officer, Sayett
                                  Group, Inc.

Dean S. Irwin           34        Director, Vice President & General Manager
                                  WAH-III Technology Corp.


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Name                    Age       Position
----                    ---       --------
Edward J. Kelly         64        Director

Alan S. Lockwood        43        Secretary, Director

Lawrence J. Matteson    56        Chairman of the Board, Director

William A. Pakan        67        Director

Thomas D. Stahl         47        Nominee for Director

All directors serve for a term of one year and until their successors are duly elected. All officers serve at the discretion of the Board of Directors.

    Messrs. Bauch and Pakan have declined to stand for re-election to the Board, each for personal reasons which do not involve any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Messrs. Hollis, Kelly, Lockwood, Matteson, Burney and Stahl are each nominees for the position of director of the Company to be voted upon at the 1996 Annual Meeting. A brief description of their respective business experience during the past five years is presented in the portion of this Proxy Statement entitled "Election of Directors." A brief description of the business experience of Dean S. Irwin, Vice President and General Manager of WAH-III Technology Corp. is presented herewith.

    DEAN S. IRWIN joined WAH-III in July, 1993 and has led the engineering department and product development efforts. Mr. Irwin has an extensive background in electronics, software and optics used in the design and manufacture of high technology products. Prior to joining WAH-III, he was the founder and Chief Scientist for D.I.R. Corp. which developed products for commercial and government applications including electronic systems for the U.S. Air Force & Department of Energy. Mr. Irwin also worked in various engineering capacities for Acculase, Inc., GA Technologies, Inc., Universal Voltronics Corp., Borland International, and consulted to the Plasma Research Center at M.I.T. and the Institute of Plasma Physics at Nagoya University, Japan.


                                ELECTION OF DIRECTORS

PROPOSAL NO. 1:  Relating to the Election of Directors of the Company.

    A Board of Directors consisting of 6 directors is proposed to be elected by the shareholders at the Annual Meeting, each director to hold office until the next Annual Meeting of shareholders and until his successor is duly elected and qualifies. The number of directors to be elected has been fixed by the Board of Directors pursuant to the Company's By-Laws at six.

    The Board of Directors recommends the election of the six nominees named below. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but should any such nominee so notify the Company of the nominee's unavailability prior to the voting of the provides, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their sole discretion shall determine.

    Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, proxies which are executed and returned to the Company prior to the Annual Meeting in the enclosed form will be voted FOR the election of each of the 6 nominees named below. The proxy solicited by the Board of Directors will be so voted unless shareholders specify a contrary choice therein. The affirmative vote of a plurality of the votes cast at the meeting shall be required to elect directors. What follows is certain information relating to each of the nominees for director:

    MICHAEL H. BURNEY, nominee for director, has been Chairman & C.E.O. of Chronomotion Imaging Applications, Inc. in Santa Monica, California since its founding in 1993. Mr. Burney was a Vice President with Packard Bell Electronics, Inc. in West Lake Village, California from 1990 through 1995 and was a consultant for Arthur Young & Company and Ernst & Young from 1987 through 1990. Receiving a Bachelor of Arts from Pomona College in Clairmont, California in 1975, Mr. Burney received a Master of Business Administration in 1986 from the University of Southern California at Los Angeles. Mr. Burney is the recipient of two U.S. patents in association with his current company and lives in Santa Monica, California.

    WILLIAM E. HOLLIS joined the Company in December, 1994 as President and Chief Executive Officer. During 1994, prior to joining the Company, Mr. Hollis was a management consultant specializing in assisting small businesses to improve operations. In December, 1992, he joined PSC, Inc., a bar code scanner manufacturer, as its Chief Financial Officer, leaving the company in January, 1994. From September, 1988, to November, 1992, he served as Chief Financial Officer and co-founder of AMTX, Inc., a spin-off of the Xerox Corporation.
Mr. Hollis holds a B.S. degree from Drake University.

    EDWARD J. KELLY retired as President and Chief Executive Officer of the Company as of December 1, 1994 and was appointed as a member of the Board of Directors at that time. Mr. Kelly joined the Company in May 1991 as a Director and served until April of 1992 when he was elected as President and C.E.O. of the Company and President of Sayett Technology, Inc. Joining Eastman Kodak in June 1958, he held various managerial positions in engineering until his retirement in 1990 when he was Manager of Equipment Development for the Professional Photography Division. Mr. Kelly holds a B. S. degree in electrical engineering from Tufts University and a M.B.A. degree from the University of Rochester Graduate School of Business.

    ALAN S. LOCKWOOD has served as Secretary of the Board of the Company since January of 1994. In its annual meeting on May 12, 1995, he was elected as a director of the Company. Mr. Lockwood is a partner in the law firm of Boylan, Brown, Code, Fowler, Vigdor & Wilson LLP of Rochester, New York, which firm is general counsel to the Company. He specializes in corporate finance and has been affiliated with Boylan, Brown since 1978. Mr. Lockwood is a graduate of Cornell University School of Arts and Sciences and Cornell Law School.

    LAWRENCE J. MATTESON has been a Director since October 1991 and on May 23, 1995 he was elected Chairman of the Company. Mr. Matteson is currently an executive professor of business policy at the William E. Simon Graduate School of Business Administration, University of Rochester. Mr. Matteson was Senior Vice President and General Manager, Electronic Imaging for Kodak until
December 1, 1991. Mr. Matteson began his career with Kodak in 1965 as a research engineer and has worked at Kodak in various positions continuously from that date until December 1, 1991. He holds degrees in engineering and an M.B.A. from the University of Rochester Graduate School of Business.

    THOMAS D. STAHL, nominee for director, has served as Executive Vice President and General Manager, Teleview Research, Inc. of San Jose, California since July 1995. Mr. Stahl joined Teleview in September 1994 as Vice President, Sales and Marketing. Mr. Stahl served as Director of Sales for OIS Imaging Systems, a start-up manufacturer of flat panel displays from December 1990 to 1994. Mr. Stahl has held various senior sales and management positions in the display industry with start-up and large Fortune companies including NCR and Xerox Corporation. He is the holder of several patents and licenses related to display technology. Mr. Stahl holds a B.A. degree from Ohio State University.

    None of the Company's directors is a director of any company with class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or of any company registered under the Investment Company Act of 1940, as amended. There are no family relationships among any members of the Board of Directors or the executive officers or significant employees of the Company. The Board of Directors met six times during the year ended
December 31, 1995.

    The Company has two committees of the Board, Audit and Compensation. The Audit Committee was comprised of Messrs. Kelly, Matteson and Pakan and held two meetings during 1995. The Compensation Committee is also comprised of Messrs. Kelly, Matteson and Pakan and met two times during 1995.

    COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT. Based solely upon its review of Forms 3 and 4 received by the Company during its fiscal year ended December 31, 1994, and in reliance upon written representations regarding the necessity to file Form 5, the Company has determined that, to the best of its knowledge and belief, no officer, director, or shareholder required to file such forms has failed to do so timely.


                                EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid for the years 1993, 1994 and 1995 to the Company's Chief Executive Officer and executive officers who earned in excess of $100,000 in any one year.

                              SUMMARY COMPENSATION TABLE


Name and Principal                                            Options
Position                Year         Salary       Bonus       SARs (#)
--------                ----         ------       -----       --------

William E. Hollis,      1995         $82,225      -           30,000
President & C.E.O.      1994          $6,323                  30,000
                        1993             N/A                  N/A

Edward J. Kelly         1995               -      -
Former C.E. O.          1994         $81,538      -           -
                                     -------
                        1993                      -           45,000
                                    $117,427

NOTE: Columnar information required by Item 402(a)(2) has been omitted for categories where there has been no compensation awarded to, earned by or paid to any of the named executives required to be reported in the table during 1993, 1994 or 1995.

         Non-management directors are paid $100 for each board meeting attended. Directors who are also full time employees are not paid directors' fees.

STOCK OPTION PLAN

THE 1991 STOCK OPTION PLAN

    In May 1991, the Company adopted the 1991 Stock Option Plan that provides for the grant of incentive and non-qualified stock options to selected employees, officers and directors. The 1991 Stock Option Plan allows for the issuance of options to purchase up to 500,000 shares of Common Stock. The vesting schedule of this plan allows for the exercise of half the options granted after one year with full exercisability of all options granted two years after the grant of options. As of December 31, 1995, options to purchase 100,000 shares of Common Stock were outstanding at an average exercise price of $2.58 per share. Of that amount, options to purchase 90,000 shares of Common Stock were exercisable at an average exercise price of $2.68 per share. During 1995, no options were exercised. As of December 31, 1995, 400,000 shares of Common Stock were available for future grants under the 1991 Stock Option Plan.

THE 1993 EMPLOYEE AND DIRECTOR STOCK OPTION PLANS

    In July 1993, the Company adopted the 1993 Employee Stock Option Plan and the 1993 Director Stock Option Plan. The Employee Plan provides for the grant of incentive and non-qualified stock options to selected employees and is administered by the Compensation Committee of the Board of Directors. Options to purchase up to 415,000 shares of Common Stock have been allowed for under the plan. The plan utilizes the same vesting schedule as in the 1991 plan. As of December 31, 1995, options to purchase 100,000 shares of Common Stock under this plan were outstanding at an average exercise price of $2.23 per share. Of that amount, options to purchase 25,000 shares of Common Stock were exercisable at an average exercise price of $3.08 per share. As of December 31, 1995, no shares of Common Stock had been issued upon exercise of these options and 315,000 shares of Common Stock were available for future grants under the 1993 Employee Stock Option Plan.

    The 1993 Director Stock Option Plan allows for the issuance of options to purchase up to 85,000 shares of Common Stock by Directors pursuant to the formula set forth in the plan. There had been no grants of options under the 1993 Director Stock Option Plan as of December 31, 1995.

OTHER STOCK OPTIONS

    On September 23, 1993, the Board of Directors granted an option to purchase 10,000 shares of Common Stock at $3.00 per share to R. Jerry Falkner, all of which were fully vested as of December 31, 1995. Mr. Falkner was previously engaged to provide investor relations and news dissemination services for the Company. The Company no longer enlists his services and the options granted to Mr. Falkner represent the only such grant to any individual who was not a Director, officer, or employee of Sayett Group.

                          APPROVAL OF CHANGE OF COMPANY NAME

PROPOSAL NO. 2: Approving the amendment of the Company's Certificate of Incorporation to change the Company's name to Spatialight, Inc.

    The affirmative vote of the holders of a majority of all outstanding Common Shares of the Company entitled to vote at the Annual Meeting is required to authorize the amendment of the Company's Certificate of Incorporation to change the Company's corporate name to Spatialight, Inc.

    BACKGROUND. On December 28, 1995, the Company sold its subsidiary, Sayett Technology, Inc., and in connection with the sale assigned all rights in and to the intellectual property and trademarks related to the business sold, including the name and trademark "Sayett". The Company agreed to immediately begin doing business as Spatialight, and to recommend to its shareholders, at the next annual meeting of shareholders, that the Company change its corporate name to a name other than "Sayett".

    The sale of Sayett Technology completed the divestiture by the Company of certain operating units which began with the sale of Surmotech, Inc. in July, 1995. The Company is now concentrating its entire effort on the commrcialization of the Spatial Light Modulator developed by its subsidiary, WAH-III Technology Corp. All of the operations of the Company and its subsidiary have been consolidated in Novato, California to facilitate this process. Management believes that the name "Spatialight" appropriately reflects the mission and focus of the Company.

    The Board of Directors recommends a vote FOR the amendment of the Company's Certificate of Incorporation to change the Company's corporate name to Spatialight, Inc.


                         APPROVAL OF INDEPENDENT ACCOUNTANTS

PROPOSAL NO. 3: Approving the Appointment of Deloitte & Touche LLP as the Company's Independent Public Accountants for the year ending December 31, 1995.

    For the year ended December 31, 1995, the accounting firm of Deloitte & Touche LLP served as the independent public accountants of the Company for the purpose of reporting on the audit of the Company's financial statements. The Board of Directors proposes the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ended December 31, 1996. The appointment requires an affirmative vote of a majority of the total number of votes cast at the Annual Meeting, either in person or by proxy. In the absence of instructions to the contrary, provides covering the Common Shares will be voted FOR the appointment of Deloitte & Touche LLP as the Companies independent public accountants for the year ending December 31, 1996. If the shareholders do not appoint Deloitte & Touche LLP, the selection of independent public accountants will be made by the Board of Directors, and Deloitte & Touche LLP may at that time be considered for such appointment.

                                    OTHER BUSINESS

PROPOSAL NO. 4:  Authorizing Proxies to Vote Upon Certain Other Business.

    As of the date of this Proxy Statement, the Board of Directors knows of no other matters that are to be presented for consideration at the Annual Meeting. Should any other matter come before the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to any such matter in accordance with their judgment.

    Shareholders are requested to date, sign and return the proxy in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire; otherwise, your proxy will be voted for you.

                    SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    In order for any shareholder proposal to be included in the Company's Proxy Statement to be issued in connection with the 1997 Annual Meeting of Shareholders, such proposal must be received by the Company no later than JANUARY 12, 1997.

                                 --------------------

    INCLUDED WITH THIS PROXY IS THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS AND THE MATTERS SET FORTH THEREIN ARE INCORPORATED HEREIN BY REFERENCE. AMONG THE INFORMATION APPEARING IN THE ANNUAL REPORT ARE "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION;" INFORMATION RELATING TO THE MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON SHARES; SUPPLEMENTAL FINANCIAL DATA, AND THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY AS OF DECEMBER 31, 1995 AND 1994 TOGETHER WITH THE AUDITOR'S REPORT. A COMPLETE COPY OF THE COMPANY'S FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO SAYETT GROUP, INC., 16 DIGITAL DRIVE, SUITE 202, NOVATO, CALIFORNIA 94949-5759, ATTENTION: CORPORATE SECRETARY.

                          By Order of the Board of Directors


                                   Alan S. Lockwood
                                      Secretary


Dated: April 15, 1996
Rochester, New York


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